Exhibit 10.14

INFOR GLOBAL SOLUTIONS (MICHIGAN), INC.

December 21, 2012

Mr. Kevin Samuelson

1776 Park Avenue, #4 PMB 215

Park City, UT 84060

Re:	Resignation and Transition Letter Agreement (the “Letter Agreement”) among Kevin Samuelson (“Executive”), Infor Global Solutions (Michigan), Inc. (“Infor”) and Infor Enterprise Applications, LP. (“Parent”)

Dear Kevin:

This Letter Agreement, among Executive, Infor and Parent is effective as of December 21, 2012 (the “Effective Date”), and made to memorialize certain terms in connection with Executive’s resignation of his employment from Infor as Chief Financial Officer and Executive’s participation in the orderly transition of duties to others prior to the end of the Employment Period. Reference is hereby made to the Amended and Restated Employment Agreement entered into as of January 25, 2012, between Executive and Infor (the “Employment Agreement”). The Employment Agreement shall continue in full force and effect in accordance with its terms unless expressly amended by this Letter Agreement. Unless otherwise defined herein, the defined terms of the Employment Agreement shall apply to this Letter Agreement and are incorporated herein by reference.

The Employment Period will terminate on February 15, 2013, provided that after February 1, 2013, Executive will only need to be available for calls and emails to assist in limited transition issues and will not be required to devote his full time and attention to Infor duties and thus, after February 1„ 2013, Executive may commence employment with another employer, From the Effective Date through the end of the Employment Period, Executive will perform executive-level financial obligations and will use diligent efforts in the transition of his Chief Financial Officer duties to those named by Infor to assume such responsibilities. After February 15, 2013, Executive will be available on a limited basis to assist Infor with transition issues or questions that may arise.

In addition to the foregoing and notwithstanding anything to the contrary in the Employment Agreement, Executive shall also receive a portion of his annual bonus with respect to the fiscal year ending May 31, 2013 in the amount of $396,667 (the “Bonus”). The Bonus is payable when other eligible senior executives receive payment of their Infor corporate bonus, but in any event, not later than September 30, 2013. For the avoidance of doubt, any condition to payment of the Bonus requiring Executive’s continued employment after February 15, 2013, or on the date such bonus is payable, shall not apply to Executive. In the event that (a) Executive is allocated taxable income as a result of his ownership of a partnership interest in Parent in respect of which Parent fails to make a cash distribution equal or greater t. Executive’s liability in respect of such taxable income under Section 4.2 of Parent’s Amended and Restated Partnership Agreement (the “Partnership Agreement”) and (b) Infor or Parent provides any distribution, payment, benefit, or other compensation to its similarly situated then-current senior executives to compensate them for such failure, then Executive will promptly receive from the Parent or Infor, as applicable, a substantially similar distribution, payment, benefit, or other compensation.

As a condition to, and in exchange for Info’s obligation to make the payments stated herein, the equity terms hereof and other good and valuable consideration described in this Letter Agreement, Executive shall, on the last day of the Employment Period, execute and deliver to lnfor a general release in the form attached to the Employment Agreement as Exhibit A (the “General Release”), such general release shall have become effective and Executive shall not have revoked or breached the provisions of such release or breached the provisions of Section 7 of the Employment Agreement. In addition, Executive agrees not to, directly or indirectly, make or solicit or encourage others to make or solicit disparaging, critical or otherwise detrimental comments to any person or entity concerning Infor and/or any of its parents, subsidiaries, divisions or affiliates, predecessors, successors or assigns, or its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities (the “Infor Parties”), the products, services or programs provided or to be provided by the Infor Parties, the business affairs, operation, management or the financial condition of the Infer Parties, or the circumstances surrounding Executive’s employment and/or termination of employment with Infor.

Except as expressly stated herein, Executive agrees that he is not entitled to any other compensation, remuneration, bonus, severance, benefit, compensation, payment or incentive of any kind or nature or expectation of remuneration from Infor, Parent or any Affiliate, whether pursuant to any pre-existing or contemporaneous oral or written agreement or otherwise.

Except as expressly stated herein, nothing herein shall supersede, terminate or otherwise affect the Management Incentive Unit Subscription Agreement between Executive and Parent, entered into on or about May 31, 2012 (the “MIU Agreement”). Notwithstanding anything in the MIU Agreement to the contrary, (a) in addition to the 227,500 Recipient Units and 227,500 Trust Units that were deemed vested as of May 31„ 2012, as of February 15, 2013, and provided Executive in good faith provides the transition services defined herein and is otherwise not in violation of any term of the Employment Agreement and this Letter Agreement„ an additional 136,500 Recipient Units (the “Additional Vested Units”) shall be deemed vested as of the final day of the Employment Period and (b) in the event Executive revokes or breaches the provisions of the General Release or breaches any of the provisions of this Agreement or the Employment Agreement (including Section 7 thereof), the Additional Vested Units shall immediately and without any further action on the part of any party, be cancelled and forfeited to Parent by Executive. All unvested Recipient Units and Trust Units shall be cancelled and forfeited to Parent by Executive as of the final day of the Employment Period.

This Letter Agreement is not a guarantee or contract of employment for any period, but rather is an agreement as to the compensation and other benefits you will receive from Infor. The terms of this Letter Agreement shall survive Executive’s termination of employment with Infor.

Sincerely,

INFOR GLOBAL SOLUTIONS (MICHIGAN), INC.

/s/ Gregory M. Giangiordano
Gregory M. Giangiordano
SVP and General Counsel

INFOR ENTERPRISE APPLICATIONS, L.P.

By:	Infor Topco GP, Inc.

Its:	General Partner

/s/ Prescott Ashe
Name: Prescott Ashe
Title:

ACCEPTED AND AGREED:
/s/ Kevin Samuelson
Kevin Samuelson

Signature Date: December 27, 2012

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